SCHEDULE A

As of April 21, 2014

Columbia Funds Series Trust II

Active Portfolios Multi-Manager Value Fund

Columbia Absolute Return Currency and Income Fund

Columbia Absolute Return Emerging Markets Macro Fund

Columbia Absolute Return Enhanced Multi-Strategy Fund

Columbia Absolute Return Multi-Strategy Fund

Columbia AMT-Free Tax-Exempt Bond Fund

Columbia Asia Pacific ex-Japan Fund

Columbia Capital Allocation Aggressive Portfolio

Columbia Capital Allocation Conservative Portfolio

Columbia Capital Allocation Moderate Portfolio

Columbia Commodity Strategy Fund

Columbia Diversified Equity Income Fund

Columbia Dividend Opportunity Fund

Columbia Emerging Markets Bond Fund

Columbia Equity Value Fund

Columbia European Equity Fund

Columbia Flexible Capital Income Fund

Columbia Floating Rate Fund

Columbia Global Bond Fund

Columbia Global Equity Fund

Columbia Global Opportunities Fund

Columbia Global Infrastructure Fund

Columbia High Yield Bond Fund

Columbia Income Builder Fund

Columbia Income Opportunities Fund

Columbia Inflation Protected Securities Fund

Columbia Large Core Quantitative Fund

Columbia Large Growth Quantitative Fund

Columbia Large Value Quantitative Fund

Columbia Limited Duration Credit Fund

Columbia Marsico Flexible Capital Fund

Columbia Mid Cap Value Opportunity Fund

Columbia Minnesota Tax-Exempt Fund

Columbia Money Market Fund

Columbia Mortgage Opportunities Fund

Columbia Multi-Advisor Small Cap Value Fund

Columbia Select Large-Cap Value Fund

Columbia Select Smaller-Cap Value Fund

Columbia Seligman Communications and Information Fund

Columbia Seligman Global Technology Fund

Columbia Short-Term Cash Fund

Columbia U.S. Government Mortgage Fund

SCHEDULE B

Effective July 1, 2013

Payments under the Agreement are payable to CMISC monthly.

Transfer agency costs are calculated separately for each of (i) Class Y shares, (ii) Class K and R5 shares, and (iii) all other classes of shares (except Class I, which pay no transfer agency fees).

Each Fund shall pay to CMISC for the services to be provided by CMISC under the Agreement an amount equal to the sum of the following:

(a)	i) An annual fee of $19.25 per account (excluding Class I share accounts); PLUS

ii) The Fund’s Allocated Share of CMISC Reimbursable Out-of-Pocket Expenses (allocated among the Fund’s classes (other than Class I shares) based on the number of open accounts); PLUS

iii) Sub-transfer agency fees (generally intended to offset amounts paid by CMISC to intermediaries for services they provide) EITHER

1. (for all classes other than Class I, K, R5 or Y) for each position held in an omnibus account (i) for which American Enterprise Investment Services, Inc. is the broker of record or with respect to which the beneficial shareholder is a customer of Ameriprise Financial Services, Inc., at the rate of $16 per annum, calculated monthly based on the total number of positions in such account at the end of such month; and (ii) for all other accounts, at an annual rate of 0.20% of the average aggregate value of the fund’s shares maintained in each such omnibus account; OR

2. (for Class K and Class R5 shares) at an annual rate of 0.05% of the average aggregate value of the fund’s shares maintained in omnibus accounts.

(b)	For Class K and Class R5 shares the maximum annual rate for the fees set forth in paragraphs (a)(i) – (a)(iii)(2) shall be 0.05%.

In addition, CMISC shall be entitled to retain as additional compensation for its services all CMISC revenues for fees for wire, telephone, and redemption orders, IRA trustee agent fees and account transcripts due CMISC from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement. All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

Transfer and Dividend Disbursing Agent Agreement

Definitions

“Allocated Share” for any month means that percentage of CMISC Reimbursable Out-of-Pocket Expenses which would be allocated to a Fund for such month in accordance with the methodology described below under the heading “Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses.”

“CMISC Reimbursable Out-of-Pocket Expenses” means (i) networking account fees paid to dealer firms by CMISC on shareholder accounts established or maintained pursuant to the National Securities Clearing Corporation’s networking system, subject to a maximum annual rate of 0.20% of the month end value of the Fund’s shares maintained in networked accounts of each dealer firm, and (ii) out-of-pocket expenses incurred on behalf of the Funds by CMISC for stationery, forms, postage and similar items and those expenses identified as “Out-of-Pocket Expenses” below.

“Out-of-Pocket Expenses” also include, but are not limited to, the following items:

•	Printing, storage and programming costs associated with, but not limited to envelopes, checks, confirmations and stationery

•	Postage bulk, pre-sort, ZIP+4, barcoding, first class

•	Telephone and telecommunication costs, including all lease, maintenance and line costs

•	Proxy solicitations, mailings and tabulations

•	Daily & Distributions advice mailings

•	Implementing, monitoring or processing any Stop Orders

•	Shipping, Certified and Overnight mail and insurance

•	Year-end forms and mailings

•	Duplicating services

•	Courier services

•	National Securities Clearing Corporation charges related to fund transactions

•	Record retention costs including but not limited to the storage, movement, destruction, retrieval and handling charges

•	Data processing and storage for anti-market timing omnibus monitoring

•	Creation and maintenance of on-line records including reports, shareholder and dealer statements, year-end forms, and regulatory mailings

•	Third party quality control assessments

•	Compliance items including, but not limited to, lost shareholder review, lost certificate filings and compliance programs

•	Electronic website linkages to third party account management applications

•	Regulatory mailings inclusive of costs related to electronic delivery of such documents.

•	At the request, or with the consent of the Trust, such other miscellaneous expenses reasonably incurred by CMISC in performing its duties and responsibilities under this Agreement.

The Funds agree that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with CMISC. In addition, the Funds will promptly reimburse CMISC for any other unscheduled expenses incurred by CMISC whenever the Funds and CMISC mutually agree that such expenses are not otherwise properly borne by CMISC as part of its duties under the Agreement.

Methodology of Allocating CMISC Reimbursable Out-of-Pocket Expenses

CMISC Reimbursable Out-of-Pocket Expenses are allocated to the Funds as follows:

A. Identifiable	Based on actual services performed and invoiced to a Fund.

B. Unidentifiable	Allocation will be based on three evenly weighted factors.

- number of shareholder accounts

- number of transactions

- average assets

IN WITNESS WHEREOF, the parties hereto have caused the forgoing Schedule A and Schedule B to be duly executed as of April 21, 2014.

EACH TRUST DESIGNATED IN SCHEDULE A,
on behalf of their respective series listed on Schedule A

By:	/s/ J. Kevin Connaughton
Name: J. Kevin Connaughton
Title: President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/ Stephen Welsh
Name: Stephen Welsh
Title: President